Exhibit 99.1

Tandy Brands Accessories, Inc. J.S.B. Jenkins Chairman of the Board 817-548-0090 britt_jenkins@tandybrands.com	Investor Relations Beacon Street Group, LLC Kenneth E. Pieper 972-618-6924 kpieper@beaconstreetgroup.com
Tandy Brands Names McGeachy President and Chief Executive Officer
Arlington, TX (October 1, 2008) — Tandy Brands Accessories, Inc. (Nasdaq GM:TBAC) today announced that it has named Mr. N. Roderick (Rod) McGeachy, III, as its president and chief executive officer, effective October 1, 2008. Mr. J.S.B. Jenkins will continue as Chairman of the Board.
Mr. McGeachy, 40, most recently served as vice president, strategy & business development, VF Jeanswear Americas, a subsidiary of VF Corporation (NYSE:VFC). In that position, Mr. McGeachy was actively involved in devising and managing the business development activities of the $2.9 billion revenue Jeanswear coalition and its consumer brands, primarily the Wrangler and Lee brands, across North and South America.
Mr. McGeachy joined VF Corporation in 2005 and was named to his most recent position in May 2006. Prior to joining VF Corporation, he held management, business development and marketing positions at Russell Corporation, a sporting goods apparel company. He has also held management and marketing positions at Accenture (NYSE: ACN) and Sara Lee Corporation (NYSE:SLE). He holds an MBA from Harvard University, and a Bachelor of Arts degree from the University of North Carolina-Chapel Hill, where he was a Morehead-Cain scholar.
“The Board of Directors interviewed several impressive candidates during its search, but quickly realized that Rod’s experience, vision and leadership skills uniquely qualify him to be chief executive officer of Tandy Brands,” said J.S.B Jenkins, chairman of the board of Tandy Brands. “Rod brings a proven track record of delivering strong, profitable revenue growth throughout his career.”
Mr. Jenkins added, “Rod already has established strong working relationships with several of our key retail partners, and he has been involved in developing men’s and women’s product programs with these companies. In addition, he has spearheaded a number of successful product licensing programs, a key growth area for Tandy Brands.”

“Tandy Brands is extremely well regarded throughout the retail industry for providing innovative, high quality products and market-leading customer service,” said Mr. McGeachy. “These critical strengths will provide the solid foundation on which we will build the company going forward.
“My near-term objectives will be to work with our suppliers, our retailer partners, and our dedicated associate base to develop the products and marketing programs needed to reinvigorate Tandy Brands’ revenue growth and maximize returns for our shareholders,” added Mr. McGeachy.
About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs and markets fashion accessories for men, women and children. Key product categories include belts, wallets, suspenders, gifts, and sporting goods. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the e-commerce web sites for Rolfs® at www.rolfs.net and Sport Beads at www.sport-beads.com.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the company’s specific market area. Those and other risks are more fully described in the company’s filings with the Securities and Exchange Commission.